UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2017

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 if this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 if this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On November 16, 2017, Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), announced that its Board of Directors declared a special distribution on its shares of common stock in an aggregate amount of $783.0 million (approximately $15.92 per share based on the approximate number of shares outstanding as of November 15, 2017) (the “Special Distribution”). The Company expects that the Special Distribution will be paid on January 23, 2018 to shareholders of record as of the close of business on November 29, 2017 (the “Record Date”). The Special Distribution is being made in connection with the Company’s previously announced conversion to a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2017. The Special Distribution will be paid in satisfaction of certain requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986 and will include the Company’s accumulated earnings and profits attributable to non-REIT years and a substantial portion of the Company’s estimated REIT taxable income for the 2017 and 2018 taxable years.
The Company will pay the Special Distribution in a combination of cash and Company common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to the maximum cash amount described below. The amount of cash to be distributed will be limited to an aggregate of $156.6 million (the “Maximum Cash Amount”) (excluding any cash paid in lieu of issuing fractional shares), with the remainder of the Special Distribution to be paid in shares of the Company’s common stock. Shareholders will have the right to elect, on or prior to January 12, 2018 (the “Election Deadline”), to be paid the Special Distribution all in common stock (a “Share Election”) or all in cash (a “Cash Election”), subject to the Company not exceeding the Maximum Cash Amount. Election forms will be mailed to all shareholders promptly after the Record Date and must be properly completed and returned on or before the Election Deadline to be effective.
The actual amount of cash that will be paid to shareholders who make the Cash Election will depend on whether the aggregate amount of all Cash Elections exceeds the Maximum Cash Amount. If the aggregate amount of Cash Elections exceeds the Maximum Cash Amount, the payment of cash will be made on a pro rata basis to shareholders making the Cash Election in an aggregate amount equal to the Maximum Cash Amount, with the balance paid in shares. Shareholders who make a Share Election will receive all shares. The number of shares of common stock to be distributed will be determined based on the volume weighted average price of the common stock during the three trading days immediately following the Election Deadline. For shareholders receiving shares, cash will be paid in lieu of fractional shares so that shareholders receive a whole number of shares of common stock. Shareholders who fail to timely return a properly completed election form before the Election Deadline will be treated as having made a Share Election.
Promptly after the Record Date, the Company’s election and disbursing agent, Computershare Shareowner Services LLC, will distribute election materials to shareholders of record as of the Record Date, including an election form and information regarding the Special Distribution.
Generally, the Company expects that the entire Special Distribution will be taxable as dividends to its shareholders, whether paid in common stock, cash or a combination of cash and common stock. In addition, for eligible noncorporate U.S. shareholders, the E&P portion of the Special Distribution, which represents approximately 90.6% of the total distribution, is expected to qualify for treatment as qualified dividend income at a maximum 20% "qualified dividend income" tax rate. The portion of the Special Distribution that is attributable to the Company's earnings and profits for the 2017 and 2018 taxable years generally will be taxed as a non-qualified dividend. The Company urges shareholders to consult their own tax advisors regarding the specific tax consequences of the Special Distribution.
On November 16, 2017, the Company issued a press release announcing the Special Distribution. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits
99.1    Press release issued by Alexander & Baldwin, Inc. on November 16, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ James E. Mead
James E. Mead
Chief Financial Officer

Dated:    November 16, 2017